Exhibit 10.1
FOURTEENTH AMENDMENT TO
 SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS FOURTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of August 12, 2015, by and among TELOS CORPORATION, a Maryland corporation ("Telos"), XACTA CORPORATION, a Delaware corporation ("Xacta"; Telos and Xacta are each a "Borrower" and collectively, the "Borrowers"), UBIQUITY.COM, INC., a Delaware corporation ("Ubiquity"), TELOWORKS, INC., a Delaware corporation ("Teloworks"; Ubiquity and Teloworks are each, a "Credit Party" and collectively, the "Credit Parties"; the Credit Parties and the Borrowers are each, a "Company" and collectively, the "Companies"), and WELLS FARGO CAPITAL FINANCE, LLC, (successor by merger to Wells Fargo Capital Finance, Inc., formerly known as Wells Fargo Foothill, Inc.), as agent ("Agent") for the Lenders (defined below) and as a Lender.
WHEREAS, Borrowers, Credit Parties, Agent and certain other financial institutions from time to time party thereto (the "Lenders") are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of May 17, 2010 (as amended, restated or otherwise modified from time to time, the "Loan Agreement"); and
WHEREAS, subject to the terms and conditions contained herein, Agent, Required Lenders and Borrowers have agreed to amend the Loan Agreement in certain respects, including in order to extend the Maturity Date from April 1, 2016 to July 1, 2016;
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.            Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.
2.            Amendments to Loan Agreement.  Subject to the satisfaction of the conditions set forth in Section 5 hereof, and in reliance upon the representations and warranties set forth in Section 7(a) hereof, the Loan Agreement is hereby amended as follows:
(a)            The definition of the defined term "Applicable Margin" in Section 1.1 of the Loan Agreement is hereby amended by replacing the reference therein to "April 1, 2016" with a reference to "July 1, 2016".
(b)            The definition of the defined term "Applicable Margin" in Section 1.1 of the Loan Agreement is hereby amended by replacing the reference therein to "June 30, 2015, September 30, 2015, and December 31, 2015" with a reference to "June 30, 2015, September 30, 2015, December 31, 2015, and March 31, 2016".
(c)            The table in the definition of the defined term "Applicable Margin" in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Tier	Applicable Period	EBITDA	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	For the six month period ending on June 30, 2015	< ($3,309,000)	2.25%	5.00%
	For the nine month period ending on September 30, 2015	< $427,000
	For the twelve month period ending on December 31, 2015	< ($1,455,000)
	For the twelve month period ending on March 31, 2016	< $945,000
II	For the six month period ending on June 30, 2015	≥ ($3,309,000)	1.00%	3.75%
	For the nine month period ending on September 30, 2015	≥ $427,000
	For the twelve month period ending on December 31, 2015	≥ ($1,455,000)
	For the twelve month period ending on March 31, 2016	≥ $945,000

(d)
Section 3.4 of the Loan Agreement is hereby amended by replacing the reference therein to "for a term ending on April 1, 2016 (the "Maturity Date")" with a reference to "for a term ending July 1, 2016 ("the "Maturity Date")".

(e)
Section 7.1(e) of the Loan Agreement is hereby amended by inserting a reference to ", or such later date as may be consented to by Agent in writing" immediately after the reference therein to "if the remainder is funded on or before May 15, 2015".

4.            Ratification.  This Amendment, subject to satisfaction of the conditions set forth in Section 4 hereof, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein.  Except as specifically set forth herein, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.
5.            Conditions to Effectiveness.  This Amendment shall become effective upon the satisfaction of the following conditions precedent:

(a)            Each party hereto shall have executed and delivered this Amendment to Agent;
(b)            Companies shall have delivered to Agent the documents set forth on the closing checklist attached as Exhibit A and all other documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;
(c)            No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment;
(d)            Agent shall have received all fees and expenses due under the Loan Documents as of the date hereof (which condition may be satisfied by Agent charging such amounts to the Borrowers' loan account as an Advance on the date hereof); and
(e)            All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.
6.            Reaffirmation and Confirmation.  Each Company hereby ratifies, affirms, acknowledges and agrees that the Loan Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of such Company, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Loan Agreement or any other Loan Document.  Each Company hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Company in all respects.
7.            Miscellaneous.
(a)            Warranties and Absence of Defaults.  To induce Agent and Lenders to enter into this Amendment, each Company hereby represents and warrants to Agent and Lenders that:
(i)
The execution, delivery and performance by it of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to it, its articles of incorporation and by‑laws, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon it or any of its property;

(ii)
each of the Loan Agreement and the other Loan Documents, as amended by this Amendment, are the legal, valid and binding obligation of each Company party thereto enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally, and (B) general principles of equity;

(iii)
the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof; and

(iv)
each Company has performed all of its obligations under the Loan Agreement and the other Loan Documents to be performed by it on or before the date hereof and as of the date hereof, it is in compliance with all applicable terms and provisions of the Loan Agreement and each of the Loan Documents to be observed and performed by it and no Event of Default or Default has occurred.

(b)            Expenses.  Each Company hereby agrees that Companies, jointly and severally, shall pay on demand all costs and expenses of Agent and each Lender (including the reasonable fees and expenses of outside counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  In addition, each Company hereby agrees that Companies, jointly and severally, shall pay, and save Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment or the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of the Loan Agreement as amended hereby.
(c)            Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.
(d)            Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by electronic transmission of a portable document file (PDF) or similar file shall be effective as delivery of a manually executed counterpart of this Amendment.
8.            Release.
(a)            In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company on behalf of itself and such Company's successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)            Each Company hereby acknowledges and agrees that such Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)            Each Company hereby acknowledges and agrees that such Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.
AGENT AND LENDERS:
WELLS FARGO CAPITAL FINANCE, LLC. (successor by merger to Wells Fargo Capital Finance, Inc.) as Agent and as a Lender
By	/s/ Jordan E. Hilliard
Name	Jordan E. Hilliard
Title	Vice President

BORROWERS:

TELOS CORPORATION
A Maryland corporation

By	/s/ Jefferson V. Wright
Title	EVP & General Counsel

XACTA CORPORATION
A Delaware corporation

By	/s/ Jefferson V. Wright
Title	EVP & General Counsel

CREDIT PARTIES:

UBIQUITY.COM, INC.
A Delaware corporation

By	/s/ Jefferson V. Wright
Title	EVP & General Counsel

TELOWORKS, INC.
A Delaware corporation

By	/s/ David S. Easley
Title	President

EXHIBIT A

Closing Checklist

See attached.

CLOSING CHECKLIST
Fourteenth Amendment and Extension to
Second Amended and Restated Loan and Security Agreement by
Wells Fargo Capital Finance, LLC
to
 Telos Corporation and Xacta Corporation
August 12, 2015

I.            Parties:
A.
Wells Fargo Capital Finance, LLC (successor by merger to Wells Fargo Capital Finance, Inc., formerly known as Wells Fargo Foothill, Inc.) ("WFCF"), individually and as Agent ("Agent")
One Boston Place, 18th Floor
Boston, Massachusetts  02108
Telephone:(617) 624-4438
Facsimile:(617) 523-1697

B.	Telos Corporation ("Telos") Xacta Corporation ("Xacta"; together with Telos, "Borrowers") 19886 Ashburn Road Ashburn, Virginia 20147
C.	Ubiquity.com, Inc. ("Ubiquity") Teloworks, Inc. ("Teloworks"; together with, Ubiquity, "Credit Parties") 19886 Ashburn Road Ashburn, Virginia 20147
II.            Counsel to Parties:
A.	WFCF: Goldberg Kohn Ltd. 55 East Monroe Street Suite 3300 Chicago, Illinois 60603 Telephone:(312) 201-4000 Facsimile:(312) 332-2196
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B.	Borrowers and Credit Parties: Helen Oh Assistant General Counsel Telos Corporation 19886 Ashburn Road Ashburn, Virginia 20147 Telephone:(703) 726-2270 Facsimile:(703) 724-1468
III.            Closing documents:
A.	Items pertaining to Borrowers and Credit Parties:
1.	Fourteenth Amendment to Second Amended and Restated Loan and Security Agreement
2.	Reaffirmation of Loan Documents
i)	Amended and Restated Guarantee of Credit Parties
ii)	Collateral Assignment of Business Interruption Insurance
iii)	Cash Management Agreements
iv)	Intercompany Subordination Agreement
v)	Telos Trademark Mortgage
vi)	Telos Copyright Mortgage
vii)	Telos Patent Mortgage
viii)	Telos Stock Pledge Agreement
ix)	Xacta Trademark Mortgage
x)	Ubiquity Stock Pledge Agreement
B.	Items Pertaining to Telos:
3.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Articles of Incorporation
4.	Certificate of good standing in its jurisdiction of organization

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C.	Items Pertaining to Xacta:
5.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Certificate of Incorporation
6.	Certificate of good standing in its jurisdiction of organization
D.	Items Pertaining to Ubiquity:
7.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Certificate of Incorporation
8.	Certificate of good standing in its jurisdiction of organization
E.	Items Pertaining to Teloworks:
9.	Secretary's Certificate with respect to resolutions of directors, incumbency of officers, bylaws and certified Certificate of Incorporation
10.	Certificate of good standing in its jurisdiction of organization
G.	Other Items:
11.	Opinion of counsel to Borrowers and Credit Parties

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